Exhibit 99.1

PRESS RELEASE

I-Sector Seeks Buyer For Its Valerent Subsidiary

HOUSTON—(BUSINESS WIRE)—August 31, 2005—I-Sector Corporation (AMEX:ISR); “I-
Sector” or the “Company”) today announced that it is seeking a buyer for its Valerent subsidiary.

I-Sector intends to begin immediately working with a number of brokers and investment bankers on a non-exclusive basis to secure a buyer for its Valerent business. The Company is not setting a definitive date by which it expects to sell Valerent, and intends to take sufficient time to ensure that the most appropriate strategic buyer is found.

Commenting on the announcement, James H. Long, Chairman and Chief Executive Officer, stated, “Our Valerent business unit, which accounts for only about five percent of our total revenues, is not strategic to our goal of building a leading national provider of Cisco-centric IP Communications solutions for enterprise organizations. Valerent does, however, have a growing segment of its service business, in which we believe a number of potential strategic buyers will find significant value. With very little investment on the part of I-Sector, Frank Cano and his team have built an organization that provides Valerent’s customers with unique, high-value-add services, and the new service offerings that Valerent has added over the last several years have provided a growing source of high margin, profitable service revenues. With $5 million in annual service revenues, and the ability to bring to a large, national or global IT services provider a unique practice area that could possibly grow substantially within such an organization, we believe there is substantial value for the right buyer, and for the employees and management of Valerent. Because Valerent’s business is not strategic, or even necessary, to our primary goal in the IP Communications industry, we believe it is in the best interest of the Company to redeploy into our core business the capital that a sale of Valerent will generate. In addition, we believe that Valerent will be able to achieve higher growth rates, profits and value as part of an organization in which it plays a strategic role, and therefore should realize greater value from a sale to a strategic buyer than Valerent contributes to I-Sector’s market capitalization.”

Frank Cano, Valerent’s President and CEO, stated, “Over the past several years Valerent has evolved from being a traditional information technology services company to a focused solutions provider. Valerent offers select IT process consulting and outsourcing services related to ITIL (IT infrastructure library) systems and asset management. The solutions Valerent offers lower our customers’ total cost of IT ownership and offer clear organizational benefits.

Last year Valerent’s services revenues grew 49% to $5.4 million and gross margin on services revenue increased from 31% to 42%. This occurred in part because of our development of service offerings that are more valuable to our customers and to increasing market demand for ITIL-related spending. Valerent develops and implements ITIL solutions primarily within the Altiris framework.

For the first six months of 2005, a single customer for whom we have, for many years, outsourced the traditional helpdesk function, accounted for 23% of total services revenues, down substantially from 31% for the comparable prior year period. This demonstrates a shift to an improved mix of services revenues generated by our advanced consulting and outsourcing services.

The growth in revenue and margins has been fueled by the segment of our business that we believe is strategic to Valerent’s future, and we believe we are at a point where looking at our strategic options for Valerent makes sense. Our management team looks forward to being a part of a similarly focused solution provider, or part of a larger entity with obvious synergies. This would allow us to supply the acquiring organization with the expertise in the specialized services practice we have built, which could result in substantial growth for Valerent’s practice area.”

ABOUT I-SECTOR CORPORATION:

I-Sector Corporation, headquartered in Houston, Texas (AMEX:ISR — News), is engaged in the area of providing information and communications technology for enterprise organizations, with a particular focus on Cisco-centric IP Communications solutions. Additional information about I-Sector is available on the Internet at www.I-Sector.com.

ABOUT VALERENT, INC.:

Valerent, Inc., headquartered in Houston, Texas, provides            select IT process consulting and outsourcing services related to ITIL (IT infrastructure library) systems and asset management which lower customers’ total cost of IT ownership and offer clear organizational benefits. Additional information about Valerent is available on the Internet at www.Valerent.com .

SAFE HARBOR STATEMENT: OUTLOOK:

The statements contained in this document that are not statements of historical fact, including but not limited to, statements identified by the use of terms such as “believe,” “could,” “will,” “would,” and other variations or negative expressions of these terms, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in the forward-looking statements in this document could differ materially from those stated in the forward-looking statements due to numerous factors, including the Company’s ability to secure a buyer for its Valerent business unit at a price and terms acceptable to the Company. The Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto, or any change in events, conditions or circumstances upon which any statement is based.

CONTACT:

I-Sector Corporation:
Brian Fontana, Chief Financial Officer, 713-795-2000

     or

Valerent, Inc.:
Frank Cano, President and CEO, 713.795.2801
Frank.Cano@Valerent.com

     or

PR Financial Marketing LLC. (I-Sector Investor Relations)
Jim Blackman, 713-256-0369
jimblackman@prfinancialmarketing.com